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                                                                    Exhibit 99.1


                                                  October 25, 1999




VIA TELECOPIER AND FEDEX

Mr. Kenneth Van Meter
President and Chief Executive Officer
Celerity Systems, Inc.
1400 Centerpoint Boulevard
Knoxville, TN 37932


           Re:      Celerity Systems, Inc. (Symbol: CLRT)
                    Nasdaq Listing Qualifications Panel
                    Decision NQ 3089C-99

Dear Mr. Van Meter:

           This is to inform you that, pursuant to the September 16, 1999 oral hearing before a Nasdaq Listing Qualifications Panel (the "Panel"), a determination has been made in the matter of Celerity Systems, Inc. (the "Company") and its request for continued inclusion on The Nasdaq SmallCap Market pursuant to an exception to the bid price and net tangible assets/market capitalization/net income requirements, as set forth in Nasdaq Marketplace Rules 4310(c)(4) and 4310(c)(2), respectively. A determination was also made with respect to the "reverse merger" concerns raised by staff, pursuant to Nasdaq Marketplace Rules 4330(f).1

           After a careful review of the entire record, the Panel relied upon the following information in reaching its determination. The Company is a provider of interactive digital video servers and digital set top boxes for the interactive video and high speed Internet markets. The Form 10-Q for the quarter ended June 30, 1999 reported total assets of $3,025,934 and net tangible assets of $(458,556). Revenue and net income (loss) for the six months ended June 30,

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1 Nasdaq Marketplace Rule 4330(f) states that if a Nasdaq SmallCap issuer enters into a merger agreement causing a change in control and a change in financial structure, that issuer shall be required to meet all INITIAL inclusion requirements for The Nasdaq SmallCap Market.



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Mr. Kenneth Van Meter
October 25, 1999
Page 2


1999 totaled $81,156 and $(17,033,182), respectively.2 The Company reported 4,763,412 total shares outstanding and 3,505,011 shares in the public float. The intra-day bid price of the Company's common stock on October 21, 1999 was $0.46875 per share; consequently, the market capitalization and market value of public float were $2,232,849 and $1,642,974, respectively.

           In response to the reverse merger concerns raised by staff, the Company asserted that the merger with FutureTrak International, Inc. ("FutureTrak") is a "Merger of equals" with sound business synergy. The Company challenged staff's assertion that on a post-merger basis, FutureTrak will own 68% of the outstanding stock of the merged entity. Although it did concede that FutureTrak will own the majority of the outstanding stock of the post-merger entity, the Company was unable to provide the exact ownership percentages, due to the still undetermined number of warrants and options that will be issued to each group. In the reference to staff's contention that a change of control will occur in the merged entity, the Company stated that the Board of Directors will be composed of seven members, two of which will be nominated by the Company, two of which will be nominated by FutureTrak, with the remaining three directors being independently appointed by both companies. The officers of the new entity will be composed of three members from each company, with FutureTrak's current CEO serving as the merged entity's CEO, and the Company's current CEO serving as President. both individuals will be Joint Chairmen of the new Board of Directors. As such, the Company was of the belief that the structure of the merger agreement will not constitute a change in control.

           The Company has retained Sands Brothers & Co., Ltd. ("Sands Brother") to provide investment banking services over the next two years, to advise the Company through the merger with FutureTrak and to assist in obtaining the necessary financing to enable the surviving entity to thrive. In a letter dated September 15, 1999, Sands Brothers stated that, after having discussions with both companies, it believes that between $10,000,000 and $30,000,000 will have to be raised for the post-merger entity. The manner by which that capital will be raised has not yet been determined. The Company has also had preliminary discussions with two other potential financiers which it believes are capable of raising the necessary capital; however, the Company conceded at the hearing that any financing will be predominantly contingent upon the completed merger agreement.

           The Company asserted that it plans to wait for the merger to be consummated before it attempts to remedy the minimum $1.00 per share bid price deficiency by means of a reverse stock split. In response the Company's belief that the current stock price does not reflect the true value of the Company, it has retained an investment relations firm to address.

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2 The Forms 10-K for the fiscal years ended December 31, 1998, 1997 and 1996 reported net income (loss) of $6,955,847), $(8,675,030) and $(5,790,287), respectively.



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Mr. Kenneth Van Meter
October 25, 1999
Page 3


           At the hearing, the Panel expressed concern that the Company no longer meets the $2,000,000 net tangible assets requirements. The Company believes that certain officers, members of the Board of Directors and individual investors may be willing to convert an aggregate of approximately $300,000 of debt into equity in the short term. The Company also pointed to its plan to raise equity in relation to the merger agreement.

           The Company received a "going concern" qualification in the auditors' opinion included within the Form 10-K for the fiscal year ended December 31, 1998. The auditors cited losses from continuing operations, as well as cash flow and working capital deficiencies. The Company was of the opinion that, once the merger agreement is consummated and the equity infusion is received, all the issues raised in the "going concern" opinion will be addressed.

           The Company requested an exception of 120 to 150 days to secure the necessary financing and consummate the merger agreement with FutureTrak. Once the merger agreement is consummated, the Company believes that it will meet all continued listing requirements for The Nasdaq SmallCap Market.

PANEL DECISION

           The Panel was of the opinion that the Company failed to present a definitive plan which will enable it to evidence compliance with all requirements for continued listing on The Nasdaq SmallCap Market within a reasonable period of time and to sustain compliance with those requirements over the long term. The Panel was further of the opinion that the Company's proposed merger with FutureTrak will constitute a change of control and a change of financial structure, particularly in light of the proposed financing. As a result, the Panel determined that the Company would have to meet the initial listing requirements for The Nasdaq SmallCap Market upon consummation of the merger. While the Panel acknowledged the Company's proposal to convert certain debt securities into equity in the short term to address its net tangible assets deficiency, it was of the opinion that the transactions discussed would not be sufficient to achieve compliance, particularly in light of the continuing losses. Finally, the Panel expressed concern with the amount of time that the Company has been out of compliance with the minimum $1.00 per share bid price requirement, and the amount of time the Company requested to evidence compliance with all continued listing requirements.3 The Panel was of the opinion that the net tangible assets and bid price deficiencies each provide a separate basis for delisting. Accordingly, the Panel determined to delist the Company's securities from The Nasdaq Stock Market effective with the close of business today, October 21, 1999.

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3 The closing bid price of the Company's common shares has been below $1.00 per share since March 8, 1999, with the exception of 12 days.



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Mr. Kenneth Van Meter
October 25, 1999
Page 4


           The Company should be aware that the Nasdaq Listing and Hearing Review Counsel ("Review Council") may, on its own motion, determine to review ANY Panel decision within 45 calendar days after issuance of the written decision. If the Review Council determines to review this decision it may affirm, modify, reverse, dismiss, or remand the decision to a Panel. The Company will be immediately notified in the event the Review Council determines that this matter will be called for review.

           The Company may also request that the Review Council review this decision. The request for review must be made in writing and received within 15 days from the date of this decision. Requests must be sent to: Sara Nelson Bloom, Office of General Counsel, The Nasdaq Stock Market, 1801 K Street, N.W., 8th Floor, Washington, DC 20006, (202) 728-8478 and facsimile (202) 728-8321.
Pursuant to Nasdaq Marketplace Rule 4840(b), the Company must submit a fee of $1,400 to The Nasdaq Stock Market, Inc., to cover the cost of the review. Please be advised that the institution of a review, whether by way of the Company's request or on the initiative of the Review Council, will NOT operate as a stay of this decision.

           The securities of the Company may immediately be eligible to trade on the OTC Bulletin Board. Pursuant to SEC File No. TP 97-235, an exemption from Rule 15c2-11 has been granted to permit a broker-dealer, without having the information specified by the Rule, to publish in, or submit for publication in, a quotation medium, quotations for a security immediately after such security is no longer authorized for quotation on The Nasdaq Stock Market, subject to the following conditions:

           1. Removal of the security from authorization for quotation on The Nasdaq Stock Market must be attributable solely to the issuer's failure to satisfy the revised initial listing or maintenance standards, as continued in SEC Release no. 34-38961 (August 22, 1997);

           2. The security must have been quoted continuously on The Nasdaq Stock Market during the 30 calendar days preceding its delisting from that market, exclusive of any trading halt not exceeding one day to permit the dissemination of material news concerning the security's issuer;

           3. The issuer of the security must not be the subject of bankruptcy proceedings;

           4. The issuer of the security must be current in all of its periodic reporting requirements pursuant to Section 13(a) or 15(d) of the Exchange Act;



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Mr. Kenneth Van Meter
October 25, 1999
Page 5


           5. A broker-dealer relying upon this exemption must have been a market maker registered with the NASD in the security no longer eligible for quotation during the 30 day period preceding the security's removal from The Nasdaq Stock Market; and

           6. The exemption is available only for securities that were authorized for quotation on The Nasdaq Stock Market and then delisted, and not for any other securities of the issuer.

If you have any questions, please do not hesitate to contact me at (301)
978-8070.

                                         Sincerely,

                                         /s/ David A. Donohoe, Jr.
                                         ---------------------------------------
                                         David A. Donohoe, Jr.
                                         Chief Counsel
                                         Nasdaq Listing Qualifications Hearings